SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Bluerock Private Real Estate Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

BPRE Shareholder:

The fund you own, Bluerock Private Real Estate Fund (NYSE: BPRE), currently trades -47% below its net asset value (“NAV”).1

Getting back to that NAV would be a +89% return.2

Closing that gap is simple, as we have shown in dozens of past examples. It takes a manager willing to put shareholder interest above themselves.

For years, shareholders could redeem their shares at NAV. Bluerock and the BPRE Board recommended shareholders vote to end that and put the shares on a stock exchange instead.

When BPRE was a private interval fund, Bluerock was obligated to provide liquidity through quarterly repurchases at NAV.

Bluerock then converted BPRE into a listed closed-end fund, requiring shareholders to give up periodic liquidity in exchange for the promise of being able to sell at any time.

Bluerock also entrenched itself as manager with anti-shareholder governance provisions that effectively prevent shareholders from being able to force change.

In December 2025, BPRE began trading on the NYSE and Bluerock no longer has to buy anyone’s shares back. The only way out now is whatever a buyer on the exchange will pay.

Before listing, BPRE’s last published value was $24.36 per share. On the first day of trading, buyers paid $14.70.3 The same underlying assets, but for $9.66 per share less – that’s about $1.4 billion of value trapped across all outstanding shares.

The good news: shareholders can end Bluerock’s manager contract on 60 days’ notice with the support of a majority of all shares.

How to take action: In 2027, there will be an important vote on BPRE’s future. For now, visit our website www.FireBluerock.com to join our mailing list and stay updated on the latest.

Join our mailing list at www.FireBluerock.com

1 Bloomberg. Data as of 9/21/2026.

2 Bloomberg. Data as of 9/21/2026.

3 Bloomberg. Data as of 12/16/2025.

Saba Capital Management, L.P. | +1-212-542-4646 | bpre@sabacapital.com

DISCLAIMER

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“SCMF”) and Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and SCMF, “Saba”) intend to file a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used in conjunction with a solicitation of proxies from the shareholders of Bluerock Private Real Estate Fund (the “Fund”) in connection with the Fund’s 2027 annual meeting of shareholders. The Fund’s shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Fund by Saba as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, http://www.sec.gov/.

As of the date hereof, Saba may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 7,322,660 shares of the Fund’s beneficial interest, no par value (the “Common Shares”). Of the 7,322,660 Common Shares owned in the aggregate by Saba, such Common Shares may be deemed to be beneficially owned as follows: (a) 7,322,660 Common Shares may be deemed to be beneficially owned by Saba Capital by virtue of its status as the investment manager of various funds and accounts; and (b) 7,322,660 Common Shares may be deemed to be beneficially owned by Mr. Weinstein by virtue of his status as the principal of Saba Capital.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “intends,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements or those of the industry to be materially different from those expressed or implied by any forward-looking statements. The Fund has also identified additional risks relating to its business in its public filings with the SEC. Saba Capital, and as applicable the other participants in the proxy solicitation, have based these forward-looking statements on current expectations, assumptions, estimates, beliefs, and projections. While Saba Capital and the other participants, as applicable, believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the participants’ control. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Saba Capital or any of the other participants described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Saba Capital that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Saba Capital nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Saba Capital does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Saba Capital Management, L.P. | +1-212-542-4646 | bpre@sabacapital.com